QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 12.1

FEDEX CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(IN MILLIONS, EXCEPT RATIOS)

	Nine Months Ended February 28,		Year Ended May 31,
	2002	2001	2001	2000	1999	1998	1997
Earnings:
Income before income taxes	$789	$748	$928	$1,138	$1,061	$900	$426
Add back:
Interest expense, net of capitalized interest	113	112	155	121	111	136	110
Amortization of debt issuance costs	—	1	2	1	9	1	1
Portion of rent expense representative of interest factor	535	492	667	625	571	508	440

Earnings as adjusted	$1,437	$1,353	$1,752	$1,885	$1,752	$1,545	$977

Fixed Charges:
Interest expense, net of capitalized interest	$113	$112	$155	$121	$111	$136	$110
Capitalized interest	23	19	27	35	39	33	46
Amortization of debt issuance costs	—	1	2	1	9	1	1
Portion of rent expense representative of interest factor	535	492	667	625	571	508	440

	$671	$624	$851	$782	$730	$678	$597

Ratio of Earnings to Fixed Charges	2.1	2.2	2.1	2.4	2.4	2.3	1.6

QuickLinks

  EXHIBIT 12.1